Announcements

FHLB Des Moines Board of Director Elections
2010 Director Election underway; North Dakota Banker Hardmeyer declared re-elected to FHLB Des Moines Board

The Federal Home Loan Bank of Des Moines (FHLB Des Moines) 2010 Director Election for member and independent directorships is underway. Member director elections will take place in the states of Minnesota and Missouri and members in those states will each fill one member director seat in their respective states. Three independent director seats will be filled in 2010 through a district-wide election. One of the three independent directorships to be filled is designated as a public interest director.

The state of North Dakota also had one member directorship to fill in the 2010 election process. As the only eligible candidate from North Dakota, Mr. Eric A. Hardmeyer, president and chief executive officer (CEO) of Bank of North Dakota in Bismarck, North Dakota, was declared re-elected by the FHLB Des Moines to his second term on the Bank's board in accordance with Federal Housing Finance Agency regulations. Mr. Hardmeyer will serve a four-year term beginning January 1, 2011.

Mr. Hardmeyer is a North Dakota native and has spent most of his career at the Bank of North Dakota, the country's only state-owned bank. He joined the organization in 1985 as a loan officer and served as senior vice president of lending before becoming president and CEO in 2001. Mr. Hardmeyer is the former chairman of the North Dakota Bankers Association and also served on the board of directors of the Bismarck-Mandan Chamber of Commerce, North Dakota Bankers Association, and the Bismarck Public Schools Foundation. Currently he serves on the board of the Missouri Valley YMCA, and the North Dakota Rural Development Council. Mr. Hardmeyer has served on the board of the FHLB Des Moines since January 1, 2008.

The FHLB Des Moines board comprises both member and independent directors from Iowa, Minnesota, Missouri, North Dakota and South Dakota.

If you have any questions or concerns about the election, please call Aaron Lee, General Counsel, at 515.281.1038.

September 24, 2010